Exhibit 99.4

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA. - Presentation of Part II, Item 8 Financial Statements and Supplementary Data, included in the Company’s Form 10-K for the fiscal year ended September 30, 2005 to reflect the Company’s test business segment as a discontinued operation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Kulicke & Soffa Industries, Inc.:

We have completed an integrated audit of Kulicke and Soffa Industries Inc.’s 2005 consolidated financial statements and of its internal control over financial reporting as of September 30, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, cash flows and changes in shareholders’ equity (“financial statements”) present fairly, in all material respects, the financial position of Kulicke and Soffa Industries Inc. at September 30, 2005 and September 30, 2004, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule included in Exhibit 99.4 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of Kulicke and Soffa Industries, Inc. 2005 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of September 30, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 13, 2005, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operation discussed in Note 2 and the change in the composition of reportable segments discussed in Note 12, and except with respect to our opinion on the financial statement schedule insofar as it relates to the effects of the discontinued operation discussed in the note to the schedule, as to which the dates are October 3, 2006.

KULICKE AND SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	September 30, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$60,333	$79,455
Restricted cash	3,257	1,381
Short-term investments	32,176	14,533
Accounts receivable, net of allowance for doubtful accounts (2004 - $3,022; 2005 - $2,086)	93,151	128,376
Inventories, net	47,527	46,115
Prepaid expenses and other current assets	10,601	10,267
Deferred income taxes	992	1,605
Current assets of discontinued operations	28,057	23,828

TOTAL CURRENT ASSETS	276,094	305,560

Property, plant and equipment, net	35,577	32,428
Goodwill	29,684	29,684
Other assets	7,873	6,120
Non-current assets of discontinued operations	127,730	12,704

TOTAL ASSETS	$476,958	$386,496

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Current portion of long-term debt	$—	$10,119
Accounts payable	41,309	53,498
Accrued expenses	37,660	32,748
Income taxes payable	12,277	17,196
Current liabilities of discontinued operations	8,895	5,950

TOTAL CURRENT LIABILITIES	100,141	119,511

Long-term debt	270,000	270,000
Other liabilities	7,820	6,389
Deferred income taxes	25,960	22,344
Long-term liabilities of discontinued operations	6,017	—

TOTAL LIABILITIES	409,938	418,244

SHAREHOLDERS’ EQUITY (DEFICIT):
Preferred stock; without par value:
Authorized - 5,000 shares; issued - none	—	—
Common stock, without par value:
Authorized - 200,000 shares; issued and outstanding:
2004 - 51,162 shares; 2005 - 51,981 shares	213,847	218,426
Retained earnings (deficit)	(139,912)	(243,994)
Accumulated other comprehensive loss	(6,915)	(6,180)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	67,020	(31,748)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$476,958	$386,496

The accompanying notes are an integral part of these consolidated financial statements

KULICKE AND SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2003	2004	2005
Net revenue	$373,053	$595,934	$475,542
Cost of sales	261,871	391,209	339,461

Gross profit	111,182	204,725	136,081

Selling, general and administrative	78,776	75,137	69,525
Research and development	33,313	28,427	28,495
Resizing	(372)	(68)	—
Asset impairment	531	—	—
Gain on sale of assets	—	(938)	(1,690)
Loss on sale of product lines	5,257	—	—

Operating expenses	117,505	102,558	96,330

Income (loss) from operations	(6,323)	102,167	39,751

Interest income	940	1,109	2,228
Interest expense	(17,431)	(10,466)	(3,806)
Charge on extinguishment of debt	—	(10,510)	—

Income (loss) from continuing operations before income taxes	(22,814)	82,300	38,173
Provision for income taxes for continuing operations	8,001	7,583	4,836

Income (loss) from continuing operations	(30,815)	74,717	33,337
Loss from discontinued operations, net of tax	(45,874)	(18,837)	(137,419)

Net income (loss)	$(76,689)	$55,880	(104,082)

Income (loss) per share from continuing operations:
Basic	$(0.62)	$1.47	$0.65
Diluted	$(0.62)	$1.17	$0.52

Loss per share from discontinued operations:
Basic	$(0.92)	$(0.37)	$(2.67)
Diluted	$(0.92)	$(0.28)	$(2.03)

Net income (loss) per share:
Basic	$(1.54)	$1.10	$(2.02)
Diluted	$(1.54)	$0.89	$(1.51)

Weighted average shares outstanding:
Basic	49,695	50,746	51,619
Diluted	49,695	68,582	67,662

The accompanying notes are an integral part of these consolidated financial statements.

KULICKE AND SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(76,689)	$55,880	$(104,082)
Less: Loss from discontinued operations	(45,874)	(18,837)	(137,419)

Income from continuing operations	(30,815)	74,717	33,337
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	15,656	13,714	12,963
Charge on early extinguishment of debt	—	10,510	—
Tax benefit from exercise of stock options	89	991	—
Provision for doubtful accounts	189	(970)	601
Impairment of fixed and intangible assets	531	—	—
(Gain) loss on sale of product lines and properties	5,257	(938)	(1,690)
Stock-based compensation and non-cash employee benefits	1,466	1,506	2,847
Deferred taxes	—	466	(3,905)
Provision for inventory valuations	(308)	1,444	2,699
Changes in operating assets and liabilities, net of businesses sold:
Accounts receivable	3,608	(14,892)	(36,105)
Inventory	4,006	(20,939)	(1,381)
Prepaid expenses and other assets	(873)	907	(683)
Accounts payable and accrued expenses	(18,561)	1,256	7,084
Income taxes payable	3,734	2,273	5,034
Other, net	1,640	2,256	(216)

Net cash provided by (used in) continuing operations	(14,381)	72,301	20,585
Net cash used in discontinued operations	(14,721)	(1,039)	(23,271)

Net cash provided (used in) by operating activities	(29,102)	71,262	(2,686)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investments classified as available for sale	26,287	17,286	55,615
Purchase of investments classified as available for sale	(8,603)	(44,992)	(37,907)
Purchases of property, plant and equipment	(6,074)	(9,807)	(7,788)
Proceeds from sale of assets	1,643	833	1,690
Changes in restricted cash, net	344	(421)	1,876

Net cash provided by (used in) continuing operations	13,597	(37,101)	13,486
Net cash provided by (used in) discontinued operations	(4,901)	(146)	(3,220)

Net cash provided by (used in) investing activities	8,696	(37,247)	10,266

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of 0.5% convertible subordinate notes	—	199,328	—
Net proceeds from issuance of 1.0% convertible subordinate notes	—	63,189	—
Purchase of 4.75% convertible subordinated notes	—	(178,563)	—
Purchase of 5.25% convertible subordinated notes	—	(127,425)	—
Borrowings associated with direct financing arrangement	—	—	10,622
Proceeds from issuance of common stock	424	4,162	1,097

Net cash provided by (used in) continuing operations	424	(39,309)	11,719

Net cash used in discontinued operations	(205)	(93)	—

Net cash provided by (used in) financing activities	219	(39,402)	11,719
Effect of exchange rate changes on cash and cash equivalents	(74)	(5)	(177)

Changes in cash and cash equivalents	(20,261)	(5,392)	19,122
Cash and cash equivalents at beginning of period	85,986	65,725	60,333

Cash and cash equivalents at end of period	$65,725	$60,333	$79,455

CASH PAID DURING THE PERIOD FOR:
Interest	$15,700	$11,100	$1,707
Income taxes	$4,800	$4,800	$5,824

The accompanying notes are an integral part of these consolidated financial statements.

KULICKE AND SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Common Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Shareholders’ Equity (Deficit)
	Shares	Amount
Balances at September 30, 2002	49,414	$199,886	$(119,103)	$(11,460)	$69,323

Employer contribution to the Company’s 401K plan (1)	429	2,230			2,230
Employer contribution to Company’s pension plan	150	987			987
Exercise of stock options	99	415			415
Tax benefit from exercise of stock options		89			89
Components of comprehensive loss:
Net loss (1)			(76,689)		(76,689)
Translation adjustment				2,953	2,953
Unrealized gain on investments, net				51	51
Minimum pension liability (net of taxes of $397)				738	738

Total comprehensive loss					(72,947)

Balances at September 30, 2003	50,092	$203,607	$(195,792)	$(7,718)	$97

Employer contribution to the Company’s 401K plan (1)	214	2,262			2,262
Employer contribution to Company’s pension plan	230	2,825			2,825
Exercise of stock options	626	4,162			4,162
Tax benefit from exercise of stock options		991			991
Components of comprehensive income:
Net income (1)			55,880		55,880
Translation adjustment				445	445
Unrealized loss on investments, net				(42)	(42)
Minimum pension liability (net of taxes of $215)				400	400
Total comprehensive income					56,683

Balances at September 30, 2004	51,162	213,847	(139,912)	(6,915)	67,020

Employer contribution to the Company’s 401K plan (1)	281	1,958			1,958
Employer contribution to Company’s pension plan	215	1,524			1,524
Exercise of stock options	323	1,097			1,097
Components of comprehensive income:
Net loss (1)			(104,082)		(104,082)
Translation adjustment				590	590
Unrealized gain on investments, net				36	36
Minimum pension liability				109	109

Total comprehensive loss					(103,347)

Balances at September 30, 2005	51,981	$218,426	$(243,994)	$(6,180)	$(31,748)

(1)	Includes continuing and discontinued operations.

The accompanying notes are an integral part of these consolidated financial statements.

KULICKE AND SOFFA INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - These consolidated financial statements include the accounts of Kulicke and Soffa Industries, Inc. and its subsidiaries (the “Company”), with appropriate elimination of intercompany balances and transactions.

During the quarter ended April 1, 2006, the Company sold its test business. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the financial results of the test business, including certain balance sheet amounts relating to this business, have been classified as discontinued operations in the consolidated financial statements for all periods presented. See Note 2 in Notes to Consolidated Financial Statements for further discussion of the test business divestiture. Unless otherwise indicated, amounts provided throughout this Exhibit 99.4 relate to continuing operations only.

Nature of Business - The Company designs, manufactures and markets capital equipment and packaging materials and services, maintains, repairs and upgrades assembly equipment. The Company’s operating results depend upon the capital and operating expenditures of semiconductor manufacturers and subcontract assemblers worldwide which, in turn, depend on the current and anticipated market demand for semiconductors and products utilizing semiconductors. The semiconductor industry is highly volatile and experiences periodic downturns and slowdowns which have a severe negative effect on the semiconductor industry’s demand for semiconductor capital equipment, including assembly equipment manufactured and marketed by the Company and, to a lesser extent, packaging materials such as those sold by the Company. Over time, these downturns and slowdowns have also adversely affected the Company’s operating results. The Company believes such volatility will continue to characterize the industry and the Company’s operations in the future.

Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas involving the use of estimates in these financial statements include allowances for uncollectible accounts receivable, reserves for excess and obsolete inventory, carrying value and lives of fixed assets, goodwill, intangible assets, valuation allowances for deferred tax assets, deferred tax liabilities for undistributed earnings of certain foreign subsidiaries, self insurance reserves, pension benefit liabilities, resizing, warranty, and litigation. Actual results could differ from those estimated.

Vulnerability to Certain Concentrations - Financial instruments, which may subject the Company to concentrations of credit risk at September 30, 2005 and 2004 consist primarily of investments and trade receivables. The Company manages credit risk associated with investments by investing its excess cash in investment grade debt instruments of the U.S. Government, financial institutions, and corporations. The Company has established investment guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company’s trade receivables result primarily from the sale of semiconductor equipment, related accessories and replacement parts, packaging materials and test interconnect products (recorded in discontinued operations) to a relatively small number of large manufacturers in a highly concentrated industry. The Company continually assesses the financial strength of its customers to reduce the risk of loss. Write-offs of uncollectible accounts have historically not been significant.

Cash Equivalents - The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Investments - Investments, other than cash equivalents, are classified as “trading,” “available-for-sale” or “held-to-maturity”, in accordance with SFAS 115, and depending upon the nature of the investment, its ultimate maturity date in the case of debt securities, and management’s intentions with respect to holding the securities. Investments classified as “trading” are reported at fair market value, with unrealized gains or losses included in earnings. Investments classified as “available-for-sale” are reported at fair market value, with net unrealized gains or losses reflected as a separate component of shareholders’ equity (accumulated other comprehensive income (loss)). The fair market value of trading and available-for-sale securities is determined using quoted market prices at the balance sheet date. Investments classified as held-to-maturity are reported at amortized cost. Realized gains and losses are determined on the basis of specific identification of the securities sold.

Allowance for Doubtful Accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company also is subject to concentrations of customers and sales to a few geographic locations, which may also impact the collectibility of certain receivables. If economic or political conditions were to change in the countries where the Company does business, it could have a significant impact on the results of its operations, and its ability to realize the full value of its accounts receivable.

Inventories - Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in first-out basis) or market value, except for certain gold inventories on hand that are stated at market value (along with a corresponding liability) in accordance with the terms of our gold supply financing agreement. The Company generally provides reserves for equipment inventory and spare parts and consumable inventories considered to be in excess of eighteen (18) months of forecasted future demand and test interconnect inventory (recorded in discontinued operations) considered to be in excess of 12 months of forecasted future demand. The forecasted demand is based upon internal projections, historical sales volumes, customer order activity and a review of consumable inventory levels at our customers’ facilities. The Company communicates forecasts of its future demand to its suppliers and adjusts commitments to those suppliers accordingly. If required, the Company reserves for the difference between the carrying value of its inventory and the lower of cost or market value, based upon assumptions about future demand, market conditions and the next cyclical market upturn. If actual market conditions are less favorable than its projections, additional inventory reserves may be required.

Property, Plant and Equipment - Property, plant and equipment are carried at cost. The cost of additions and those improvements which increase the capacity or lengthen the useful lives of assets are capitalized while repair and maintenance costs are expensed as incurred. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives as follows: buildings 25 to 40 years; machinery and equipment 3 to 10 years; and leasehold improvements are based on the shorter of the life of lease or life of asset. Purchased computer software costs related to business and financial systems are amortized over a five year period on a straight-line basis.

Long-Lived Assets – The Company’s long-lived assets include property, plant and equipment and goodwill. In accordance with the provisions of SFAS 142, Goodwill and Other Intangible Assets, the Company’s goodwill is no longer amortized. The standard also requires that an impairment test be performed to support the carrying value of goodwill at least annually, and whenever events occur that may impact the carrying value of goodwill. The Company’s goodwill impairment test utilizes discounted cash flows to determine fair value and comparative market multiples to corroborate fair value.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company’s property, plant and equipment is tested for impairment based on undiscounted cash flows, and if impaired, written-down to fair value based on either discounted cash flows or appraised values. This standard also provides a single accounting model for long-lived assets to be disposed of by sale and establishes additional criteria that would have to be met to classify an asset as held for sale. The carrying amount of an asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Estimates of future cash flows used to test the recoverability of a long-lived asset or asset group must incorporate the entity’s own assumptions about its use of the asset or asset group and must factor in all available evidence. SFAS No. 144 requires that long-lived assets be tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Such events include significant under-performance relative to the expected historical or projected future operating results; significant changes in the manner of use of the assets; significant negative industry or economic trends and significant changes in market capitalization.

Foreign Currency Translation - The majority of the Company’s business is transacted in U.S. dollars, however, the functional currency of some of the Company’s subsidiaries is their local currency. For the Company subsidiaries that have a functional currency other than the U.S. dollar, gains and losses resulting from the translation of the functional currency into U.S. dollars for financial statement presentation are not included in determining net income but are accumulated in the cumulative translation adjustment account as a separate component of shareholders’ equity (accumulated other comprehensive income (loss)), in accordance with SFAS No. 52. Cumulative translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. Gains and losses resulting from foreign currency transactions are included in the determination of net income. Net exchange and transaction losses were $0.1 million, $0.6 million, and $1.2 million, for the fiscal years ended September 30, 2005, 2004 and 2003, respectively.

Revenue Recognition – The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, the collectibility is reasonably assured, and it has completed its equipment installation obligations and received customer acceptance, or is otherwise released from its installation or customer acceptance obligations. In the event terms of the sale provide for a lapsing customer acceptance period, revenue is recognized based upon the expiration of the lapsing acceptance period or customer acceptance, whichever occurs first. The Company’s standard terms are Ex Works (K&S factory), with title transferring to its customer at the Company’s loading dock or upon embarkation. The Company does have a small percentage of sales with other terms, and revenue is recognized in accordance with the terms of the related customer purchase order. Revenue related to services is generally recognized upon performance of the services requested by a customer order. Revenue for extended maintenance service contracts with a term more than one month is recognized on a prorated straight-line basis over the term of the contract.

Shipping and handling costs billed to customers are recognized in net revenue. Shipping and handling costs are included in cost of sales.

Research and Development - The Company charges all research and development costs associated with the development of new products to expense when incurred.

Income Taxes - Deferred income taxes are determined using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. No provision is made for U.S. income taxes on the portion of undistributed earnings of foreign subsidiaries which are indefinitely reinvested in foreign operations. The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized.

Environmental Expenditures - Future environmental remediation expenditures are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities do not include claims against third parties and are not discounted.

Earnings Per Share - Earnings per share are calculated in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share include only the weighted average number of common shares outstanding during the period. Diluted earnings per share include the weighted average number of common shares and the dilutive effect of stock options and other potentially dilutive securities outstanding during the period, when such instruments are dilutive.

Variable Interest Entities - In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Effective October 1, 2003, the Company identified a business enterprise that qualified as a variable interest entity and consolidated the entity (the “VIE”) into the Company’s financial statements beginning with the quarter ending December 31, 2003. In fiscal

2004, the consolidation of the VIE , recorded in discontinued operations, increased the Company’s assets and liabilities by approximately $6.0 million. During fiscal 2005, the VIE sold land and a building located in Gilbert, Arizona and subsequently was dissolved. The deconsolidation of the VIE in fiscal 2005 resulted in a decrease in assets and liabilities by approximately $5.8 million and $5.5 million, respectively.

Accounting for Leases – In accordance with SFAS No. 98, Accounting For Leases, (SFAS 98) the Company accounts for a sale-leaseback transaction involving real estate as a sale-leaseback transaction if the transaction includes the following:

•	A normal leaseback, as described in SFAS 98.

•	Payment terms and provisions that adequately demonstrate the buyer-lessor’s initial and continuing investment in the property.

•	Payment terms and provisions that transfer all of the other risks and rewards of ownership as demonstrated by the absence of any other continuing involvement by the seller-lessee.

Otherwise, the Company accounts for the sale by the deposit method or as a direct financing arrangement in accordance with SFAS 98.

Extinguishment of Debt – Gains and losses from the extinguishment of debt are included in income (loss) from operations unless the extinguishment is both unusual in nature and infrequent in occurrence, in which case the gain or loss would be presented as an extraordinary item.

Accounting for Stock-Based Compensation – The Company accounts for stock option grants using the “intrinsic value method” prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and discloses the pro forma effect on net income (loss) and earnings (loss) per share as if the fair value method had been applied to stock option grants, in accordance with SFAS 123, Accounting For Stock-Based Compensation.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions of this standard.

Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123 for options granted after October 1, 1995 as if the Company had accounted for its stock option grants to employees under the fair value method of SFAS 123. The fair value of the Company’s weighted averages of stock option grants to employees was estimated using a Black-Scholes option pricing model.

The following assumptions were employed to estimate the fair value of stock options granted to employees:

	Fiscal Year Ended September 30,
	2003	2004	2005
Expected dividend yield	—	—	—
Expected stock price volatility	84.78%	83.42%	83.52%
Risk-free rate	2.89%	3.32%	3.32%
Expected life (years)	5	5	5

For pro forma purposes, the estimated fair value of the Company’s stock options to employees and directors is amortized over the options’ vesting period. The Company’s pro forma information follows:

	(net loss in thousands)
	Fiscal Year Ended September 30,
	2003	2004	2005
Net income (loss) (including discontinued operations), as reported	$(76,689)	$55,880	$(104,082)

Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(8,828)	(11,831)	(12,742)

Pro forma net income (loss)	$(85,517)	$44,049	$(116,824)

Net income (loss) per share:
Basic - as reported	$(1.54)	$1.10	$(2.02)

Basic - pro forma	$(1.72)	$0.87	$(2.26)

Diluted - as reported	$(1.54)	$0.89	$(1.51)

Diluted - pro forma	$(1.72)	$0.72	$(1.70)

With respect to the accounting treatment of retirement eligibility provisions of employee stock-based compensation awards, the Company has historically followed the nominal vesting period approach versus the non-substantive vesting period approach as proscribed by SFAS 123. The impact of not applying the non-substantive vesting period approach in prior years was not material to the consolidated financial statements.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs – an amendment of ARB 43, chapter 4 (SFAS 151). SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs be recognized as a current-period expense. SFAS 151 also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment” (“SFAS 123R”). In summary, SFAS 123R requires companies to expense the fair value of employee stock options and similar awards as of the date the Company grants the awards to employees. The expense would be recognized over the vesting period for each option and adjusted for actual forfeitures that occur before vesting. The adoption of SFAS 123R will require additional accounting related to the income tax effects and additional disclosures regarding the cash flow effects resulting from share-based payment arrangements. SFAS 123R is effective for annual periods beginning after June 15, 2005. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB” 107) relating to the adoption of SFAS 123(R).

The Company adopted SFAS 123(R) in the first quarter of fiscal 2006 using the modified prospective basis transition method. Under this method, compensation cost is recognized for share-based payments to employees based on their grant date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. Measurement and recognition of compensation cost for awards that were granted prior to, but not vested as of the date of adoption are based on the same estimate of grant-date fair value and the same recognition method used previously under SFAS 123 The value of each option is estimated as of the grant date using the Black-Scholes option pricing model. The Company will recognize the compensation cost for stock-based awards issued after September 30, 2005 on a straight-line basis over the requisite service period. With respect to the accounting treatment of retirement eligibility provisions of employee stock-based compensation awards, the Company will follow the non-substantive vesting period approach and recognize compensation cost immediately for awards granted to retirement eligible employees, or over the period from the grant date to the date retirement eligibility is achieved. The Company expects that the adoption of SFAS 123(R) will result in additional expense of between $4 million and $5 million in fiscal 2006. The financial statement impact will be dependent on the future stock-based awards and any unvested stock options outstanding at the date of adoption.

Reclassifications - The Company reclassed Changes in restricted cash, net on its Consolidated Statement of Cash Flows from Cash Flows from Financing Activities to Cash Flows from Investing Activities. The amount of the reclass was $344 thousand, $(421) thousand and $1.9 million in Fiscal 2003, 2004 and 2005, respectively. Management of the Company does not believe this reclassification to be material to the Company’s Financial condition or results of Operations. In addition, certain reclassifications have been made to prior year balances in order to conform to the current year’s presentation.

NOTE 2: DISCONTINUED OPERATIONS

Test Business

During the three months ended April 1, 2006, the Company committed to a plan of disposal and sold its test business in two separate transactions as follows:

1.	On March 3, 2006, the Company completed the sale of substantially all of the assets and certain of the liabilities of its wafer test business to SV Probe, PTE. Ltd. (“SV Probe”) for initial proceeds of $10.0 million in cash plus the assumption of accounts payable and certain other liabilities, subject to a post-closing working capital adjustment that was settled in the three months ended July 1, 2006. Certain accounts receivable were excluded from the assets sold.

2.	On March 31, 2006, the Company completed the sale of substantially all of the assets and certain of the liabilities of its package test business to Antares conTech, Inc., an entity formed by Investcorp Technology Ventures II, L.P. and its affiliates (collectively “Investcorp”) for initial proceeds of $17.0 million in cash plus the assumption of accounts payable and certain other liabilities, subject to a post-closing working capital adjustment that was settled in the three months ended July 1, 2006.

The Company sold the test business to allow management to strengthen its focus on its core businesses – semiconductor assembly equipment and materials – and explore growth opportunities in these markets.

As part of the terms of each sale noted above, the associated China-based assets were not transferred to the buyers on the above referenced closing dates, as neither buyer had a legal entity in China that could accept the transfer of the China-based assets as of the closing date. The net book values of the China-based assets sold (and liabilities assumed) are included in the balance sheets (classified as current and non-current assets and liabilities of discontinued operations) as of September 30, 2004 and 2005. The closings related solely to the China-based assets are expected to occur by the end of calendar 2006, without additional consideration. In addition, the Company provided manufacturing and other transition services (invoiced at cost) to SV Probe through September 1, 2006 and is providing these services to Investcorp for a period not expected to exceed eight months from the closing date noted above. As part of the terms of each sale noted above the Company may be required to adjust the purchase price to reflect certain accounts receivable that are not collected within specified time limits.

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the financial results of the test business have been presented as discontinued operations in the condensed consolidated financial statements for all periods presented.

The assets and liabilities of the discontinued operations are as follows:

	(in thousands) September 30,
	2004	2005
Accounts receivable	$17,567	$15,199
Inventory	10,490	8,629
Property, plant and equipment, net	21,929	12,704
Goodwill	54,045	—
Intangible assets	51,756	—

Total Assets	$155,787	$36,532

Accounts Payable	$8,693	$5,950
Current portion of long-term debt	202	—
Long-term debt	5,725	—
Other liabilities	292	—

Total Liabilities	$14,912	$5,950

Operating results of the discontinued operations are as follows:

	Fiscal Years ended September 30,
	2003	2004	2005
	(in thousands)
Net revenue (1)	$121,268	$131,237	$85,732

Loss from discontinued operations before taxes (2)	(46,281)	(19,034)	(138,298)
Tax benefit	(407)	(197)	(879)

Loss from discontinued operations, net of tax	$(45,874)	$(18,837)	$(137,419)

(1)	Included in 2003 revenues are Test division and FCT revenues of $104,882 and $16,386, respectively. Included in 2004 revenues are Test division and FCT revenues of $121,877 and $9,360, respectively. Revenue for 2005 includes Test division revenues only.
(2)	Included in the 2003 loss from discontinued operations, net of tax, are Test division and FCT losses of $23,635 and $22,239, respectively. Included in the 2004 loss from discontinued operations, net of tax are Test division and FCT losses of $18,148 and $689 thousand, respectively.

Due to the existence of assets impairment triggers, during the third quarter of fiscal 2005 the Company performed interim impairment tests on the Test segment goodwill and other long-lived tangible and intangible assets. These triggers included the identification of difficulties in the development of new Test products, challenges in the introduction of these products, and greater than expected losses incurred by the Test segment. Based on this impairment analysis, a goodwill impairment charge totaling $51.8 million was recorded to fully write off the goodwill of the Test reporting unit. The fair value of the Test reporting unit goodwill was determined by discounting the projected future cash flows from this reporting unit (the fair value of the reporting unit) and then performing an allocation of this fair value to the fair value of the tangible and identifiable intangible assets of the reporting unit, with the residual representing the implied fair value of the goodwill.

The Company also tested the identifiable intangible assets (other than goodwill) of the Test segment for impairment during fiscal 2005 by comparing the carrying value of the identifiable intangible assets to the sum of the undiscounted cash flows expected to result from the Test segment, in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” Based on these analyses, it determined that the carrying value of the identifiable intangible assets was not recoverable. As such, impairment charges totaling $48.8 million were recorded during fiscal 2005 to completely write off the customer account and complete technology assets of the Test segment. The fair value of the identifiable other intangible assets was calculated using the present value of estimated future cash flows of the Test segment.

In fiscal 2004, the Company performed interim goodwill impairment tests due to the existence of an impairment trigger, which were the losses experienced in our test business. Based on these test results and the Company’s annual impairment test, no impairment charge was recorded in fiscal 2004. The fair value of the test reporting unit was based on discounted cash flows of our projected future cash flows from this reporting unit, consistent with the methods used in fiscal 2002 and 2003. The Company tested our intangible assets for impairment in the March 2004 quarter, as a result of the sale of certain assets of the test operations and recorded an impairment charge of $3.2 million associated with the reporting unit’s purchased technology intangible asset. In fiscal 2004 the Company also recorded an impairment charge of $110 thousand associated with the write-down of manufacturing equipment resulting from the closure of a probe card production facility in France.

In fiscal 2003, the Company recorded a goodwill impairment charge of $5.7 million at its flip chip business unit. The fair value of this reporting unit was determined using quoted prices from potential purchasers of this reporting unit. The quoted prices were subsequently confirmed upon the sale of the assets of the flip chip reporting unit in February of 2004. The triggering event for this impairment charge was also recalibrated forecasts in the fourth quarter of fiscal 2003, when the Company determined that the fair value of its flip chip reporting unit was less than its current carrying value. Also in fiscal 2003, the Company recorded charges of: $6.9 million in its flip chip business unit to write-down assets to their estimated fair market value; $1.7 million associated with manufacturing equipment for a discontinued test product; and $1.4 million associated with manufacturing equipment and facility exit costs in a downsized test facility in Dallas, Texas.

The changes in the carrying value of goodwill and intangible assets, associated with the Company’s test division and included in discontinued operations, from September 30, 2003 to September 30, 2005 appear below:

(in thousands)
Test Segment
Goodwill
Balance at September 30, 2003	$51,756
Impairment charge	—

Balance at September 30, 2004	51,756
Impairment charge	(51,756)

Balance at September 30, 2005	$—

	(in thousands)
Other Intangible Assets	Customer Accounts	Complete Technology	Total Intangible Assets
Balance at September 30, 2003	$29,451	$36,798	$66,249
Impairment charge	—	(3,182)	(3,182)
Amortization	(4,112)	(4,910)	(9,022)

Balance at September 30, 2004	25,339	28,706	54,045
Additions	—	1,000	1,000
Impairment charge	(22,530)	(26,290)	(48,820)
Amortization	(2,809)	(3,416)	(6,225)

Balance at September 30, 2005	$—	$—	$—

The $1.0 million addition in the Test segment’s Complete Technology intangible assets during fiscal 2005 was for a technology license to be used in the development of new products. The aggregate amortization expense related to these intangible assets for fiscal 2005, 2004 and 2003 was $6.2 million, $9.0 million, and $9.3 million, respectively.

Flip Chip Business

In February 1996, the Company entered into a joint venture agreement with Delco Electronics Corporation (“Delco”) providing for the formation and management of Flip Chip Technologies, LLC (“FCT”). FCT was formed to license related technologies and to provide wafer bumping services on a contract basis. In March 2001, the Company purchased the remaining interest in the joint venture owned by Delco for $5.0 million and included FCT in its Advanced Packaging business segment. FCT was not profitable.

In February 2004, the Company sold the assets of FCT for approximately $3.4 million in cash and notes, the agreement by the buyer to satisfy approximately $5.2 million of the Company’s lease liabilities and the assumption of certain other liabilities. The sale included fixed assets, inventories, and intellectual property of the Company’s flip chip business. The major classes of FCT assets and liabilities sold included: $3.6 million in accounts receivable, $119 thousand in inventory, $2.5 million in property, plant and equipment, $119 thousand in other long term assets, $1.5 million in accounts payable and $1.0 million in accrued liabilities. The Company recorded a net loss on the sale of FCT of $380 thousand. The net sales from FCT in fiscal 2004 were $9.4 million and the net loss from operations was $309 thousand. FCT has been recorded as a discontinued operation in these financial statements. The Company also reclassified its prior period financial statements to coincide with the current presentation.

The Company recorded revenue and net loss associated with FCT of $16.4 million and $22.2 million in fiscal 2003.

NOTE 3: RESIZING COSTS

The semiconductor industry has been volatile, with sharp periodic downturns and slowdowns. The industry experienced excess capacity and a severe contraction in demand for semiconductor manufacturing equipment during fiscal 2003. The Company developed formal resizing plans in response to these changes in its business environment with the intent to align its cost structure with anticipated revenue levels. Accounting for resizing activities requires an evaluation of formally agreed upon and approved plans. The Company documented and committed to these plans to reduce spending that included facility closings/rationalizations and reductions in workforce. The Company recorded the expense associated with these plans in the period that it committed to the plans. Although the Company made every attempt to consolidate all known resizing activities into one plan, the extreme cycles and rapidly changing forecasting environment places limitations on achieving this objective. The recognition of a resizing event does not necessarily preclude similar but unrelated actions in future periods.

The Company recorded resizing charges in fiscal 2002 of $19.7 million (includes $14.1 million in continuing operations and $5.6 million in discontinued operations) and $4.2 million in fiscal 2001 (includes $3.9 million in continuing operations and $0.3 million in discontinued operations). In fiscal 2004, the Company reversed $0.1 million of these resizing charges in continuing operations and in fiscal 2003 it reversed $0.5 million of these resizing charges (includes $0.4 million in continuing operations and $0.1 million in discontinued operations) as the actual severance costs were less than the costs originally estimated.

In addition to the formal resizing costs identified below, the Company continued to downsize its operations in fiscal 2003, 2004 and 2005. These downsizing efforts resulted in workforce reduction charges, consisting primarily of severance and benefit payments recorded in continuing and discontinued operations, of $3.7 million in fiscal 2005 compared to $4.5 million in fiscal 2004. In contrast to the resizing plans discussed above, these workforce reductions were not related to formal or distinct restructurings, but rather, the normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce the Company’s cost structure.

A table of the charges, reversals and payments of the formal resizing plans initiated in fiscal 2002 appears below:

	(in thousands)
Fiscal 2002 Resizing Plans	Severance and Benefits	Commitments	Total
Provision for resizing plans in fiscal 2002 for continuing and discontinued operations	$10,379	$9,282	$19,661
Payment of obligations	(5,914)	(300)	(6,214)

Balance, September 30, 2002	4,465	8,982	13,447
Change in estimate	(455)	—	(455)
Payment of obligations	(3,135)	(3,192)	(6,327)

Balance, September 30, 2003	875	5,790	6,665
Change in estimate	(68)	—	(68)
Payment of obligations	(440)	(2,619)	(3,059)

Balance, September 30, 2004	367	3,171	3,538
Payment of obligations	(342)	(2,064)	(2,406)

Balance, September 30, 2005	$25	$1,107	$1,132

The plans have been completed but cash payments for the severance charges and operating lease payments are expected to continue through 2006, or such time as the obligations can be satisfied.

NOTE 4: GOODWILL AND INTANGIBLE ASSETS

As of September 30, 2004 and 2005, the Company’s goodwill of $29.7 million relates to the bonding wire business unit included in the Company’s Packaging Materials segment.

Intangible assets classified as goodwill and those with indefinite lives (included in “Non-current assets of discontinued operations” see Note 2 – Discontinued Operations) are not amortized. Intangible assets with determinable lives are amortized over their estimated useful life. The Company performs an annual impairment test of its goodwill and indefinite-lived intangible assets at the end of the fourth quarter of each fiscal year, which coincides with the completion of its annual forecasting process. The Company also tests for impairment between annual tests if a “triggering” event occurs that may have the effect of reducing the fair value of a reporting unit or its intangible assets below their respective carrying values. When conducting its goodwill impairment analysis, the Company calculates its potential impairment charges based on the two-step test identified in SFAS 142 and using the estimated fair value of the respective reporting units. The Company uses the present value of future cash flows from the respective reporting units to determine the estimated fair value of the reporting unit and the implied fair value of goodwill. The Company’s intangible assets other than goodwill lives (included in “Non-current assets of discontinued operations” see Note 2 – Discontinued Operations) are tested for impairment based on undiscounted cash flows, and if impaired, written-down to fair value based on either discounted cash flows or appraised values. The Company’s intangible assets in its Test business segment (See Note 2 – Discontinued Operations) were comprised of customer accounts and complete technology. The Company manages and values complete technology in the aggregate as one asset group.

There was no change in the carrying value of goodwill in continuing operations from September 30, 2003 to September 30, 2005.

NOTE 5: ACCUMULATED OTHER COMPREHENSIVE LOSS

At September 30, 2004 and 2005, the components of Accumulated Other Comprehensive Loss, reflected in the Consolidated Balance Sheet, consisted of the following:

	(in thousands) September 30,
	2004	2005
Gain (loss) from foreign currency translation adjustments	$(516)	$74
Unrealized gain (loss) on investments, net of taxes	(43)	(7)
Minimum pension liability, net of tax	(6,356)	(6,247)

Accumulated other comprehensive loss	$(6,915)	$(6,180)

NOTE 6: INVESTMENTS

At September 30, 2004 and 2005, no short-term investments were classified as held-to-maturity. Investments, excluding cash equivalents, classified as available-for-sale, consisted of the following at September 30, 2005 and 2004:

	(in thousands)
	September 30, 2004			September 30, 2005
Available-for-sale:	Fair Value	Unrealized Gains/ (Losses)	Cost Basis	Fair Value	Unrealized Gains/ (Losses)	Cost Basis
Government and Corporate debt securities	$31,883	$(64)	$31,947	$14,234	$(6)	$14,240
Adjustable rate notes	293	—	293	299	—	299

Short-term investments classified as available for sale	$32,176	$(64)	$32,240	$14,533	$(6)	$14,539

In fiscal 2005, the Company purchased $37.9 million of securities it classified as available-for-sale and sold $55.6 million of available-for-sale securities. In fiscal 2004, the Company purchased $45.0 million of securities it classified as available-for-sale and sold $17.3 million of available-for-sale securities.

NOTE 7: BALANCE SHEET COMPONENTS

Inventories consist of the following:

	(in thousands) September 30,
	2004	2005
Raw materials and supplies	$34,305	$32,337
Work in process	10,805	11,771
Finished goods	12,307	11,396

	57,417	55,504
Inventory reserves	(9,890)	(9,389)

	$47,527	$46,115

Property, Plant and Equipment consist of the following:

	(in thousands) September 30,
	2004	2005
Land	$31	$1,431
Buildings and building improvements	11,277	20,991
Machinery and equipment	102,202	101,165
Leasehold improvements	8,686	9,636

	122,196	133,223
Accumulated depreciation	(86,619)	(100,795)

	$35,577	$32,428

During fiscal 2005, the Company entered into a direct financing arrangement involving the sale and leaseback of land and a building housing its corporate headquarters in Willow Grove, Pennsylvania. In accordance with SFAS 98, “Accounting for Leases”, the Company accounted for the transaction as a financing and continued to report the land and building in its financial statements and recorded the cash received of $10.6 million as debt.

Included in the fiscal 2005 statement of operations is a gain on the sale of a land and building in the amount of $1.5 million.

Accrued expenses consist of the following:

	(in thousands) September 30,
	2004	2005
Wages and benefits	$21,314	$15,833
Contractual commitments on closed facilities	3,045	1,107
Severance	2,326	1,792
Customer advances	2,791	3,555
Interest on long term debt	493	505
Other	7,691	9,955

	$37,660	$32,748

The Company had restricted cash balances of $1.4 million at September 30, 2005 and $3.3 million at September 30, 2004. These restricted cash balances were used to support letters of credit.

NOTE 8: DEBT OBLIGATIONS

Long-term debt at September 30, 2004 and 2005 consisted of the following:

				(in thousands)
Type	Fiscal Year of Maturity	Conversion Price	Rate	September 30,
				2004	2005
Convertible Subordinated Notes	2009	$20.33	0.50%	$205,000	$205,000
Convertible Subordinated Notes	2010	$12.84	1.00%	65,000	65,000

				$270,000	$270,000

In the first half of fiscal year 2004, we issued $205.0 million of 0.5% Convertible Subordinated Notes in a private placement to qualified institutional investors. No principal payments are required until maturity on November 30, 2008, the notes bear interest at 0.5% per annum and are convertible into common stock of the Company at a conversion price of $20.33 per share, subject to adjustment for certain events. The notes are general obligations of the Company and are subordinated to all senior debt. The notes rank equally with the Company’s 1.0% Convertible Subordinated Notes (described below). There are no financial covenants associated with the notes and there are no restrictions on incurring additional debt or issuing or repurchasing our securities. Interest on the notes is payable on May 30 and November 30 of each year.

In the second half of fiscal year 2004, we issued $65.0 million of 1.0% Convertible Subordinated Notes in a private placement to qualified institutional investors. No principal payments are required until maturity on June 30, 2010, the notes bear interest at 1.0% per annum and are convertible into common stock of the Company at a conversion price of $12.84 per share, subject to adjustment for certain events. The conversion rights of these notes may be terminated on or after June 30, 2006 if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days. The notes are general obligations of the Company and are subordinated to all senior debt. The notes rank equally with our 0.5% Convertible Subordinated Notes. There are no financial covenants associated with the notes and there are no restrictions on incurring additional debt or issuing or repurchasing our securities. Interest on the notes is payable on June 30 and December 30 of each year.

In accordance with SFAS No. 98, “Accounting For Leases”, during fiscal 2005 the Company recorded debt of $10.6 million (all classified as a current liability as of September 30, 2005), as part of accounting for a sale-leaseback transaction as a direct financing arrangement. Monthly lease payments of $0.1 million, which are allocated by the Company to interest expense and amortization of the debt, are scheduled through May 2006 at which time the land and building and remaining debt outstanding will be removed from the Company’s financial statements, and the deferred gain will be recognized. Interest expense is calculated using the Company’s incremental borrowing rate, which is estimated to be 6.0%.

NOTE 9: SHAREHOLDERS’ EQUITY

Common Stock

In fiscal 2005, the Company’s common stock increased by $4.6 million reflecting the proceeds from the exercise of employee and director stock options of $ 1.1 million, $2.0 million due to the issuance of common stock as matching contributions to the Company’s 401(k) saving plan, and $1.5 million due to the Company’s contribution of common stock to its pension plan.

In fiscal 2004, the Company’s common stock increased by $4.2 million reflecting the proceeds from the exercise of employee and director stock options, $991 thousand due to a tax benefit associated with the exercise of the stock options, $2.3 million due to the issuance of common stock as matching contributions to the Company’s 401(k) saving plan, and $2.8 million due to the Company’s contribution of common stock to its pension plan.

Stock Option Plans

The Company has five employee stock option plans (the “Employee Plans”) pursuant to which options have been or may be granted at 100% of the market price of the Company’s common stock on the date of grant. Options granted under the Employee Plans are exercisable at such dates as are determined in connection with their issuance, but not later than ten years after the date of grant. No compensation expense has been recognized related to the employee stock based plans as all grants were made to employees at exercise prices equal to or greater than the market price of the Company’s common stock at the date of grant.

The following summarizes all employee stock option activity for the three years ended September 30, 2005:

	(Option amounts in thousands)
	September 30,
	2003		2004		2005
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding at beginning of period	7,320	$12.92	8,587	$10.57	8,160	$10.90
Granted	2,459	3.45	1,929	12.04	3,686	7.16
Exercised	(91)	4.41	(592)	6.84	(386)	3.82
Terminated or canceled	(1,101)	10.48	(1,764)	12.05	(1,187)	10.88

Options outstanding at end of period	8,587	10.57	8,160	10.90	10,273	9.82

Options exercisable at end of period	4,453	11.84	4,451	11.55	5,394	11.30

The following table summarizes information concerning currently outstanding and exercisable employee options at September 30, 2005:

(Option amounts in thousands)
Options outstanding				Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 1.44 - $ 3.21	1,109	6.8	$2.95	458	$2.95
$ 3.22 - $ 6.41	415	3.2	5.94	309	5.99
$ 6.42 - $ 9.62	3,872	8.0	7.11	1,138	6.91
$ 9.63 - $ 12.03	263	5.9	10.47	237	10.35
$ 12.04 - $ 16.03	3,282	5.9	12.99	2,148	13.44
$ 16.04 - $ 19.24	1,320	4.3	16.57	1,092	16.67
$ 19.25 - $ 22.44	—	—	—	—	—
$ 22.45 - $ 28.86	—	—	—	—	—
$ 28.87 - $ 32.06	12	4.4	32.06	12	32.06

	10,273	6.5	9.82	5,394	11.30

The Company also maintains two stock option plans for non-officer directors (the “Director Plans”) pursuant to which options to purchase shares of the Company’s Common Stock at an exercise price of 100% of the market price on the date of grant are issued to each non-officer director each year. Options to purchase 560,000 shares at an average exercise price of $14.42 were outstanding under the Director Plans at September 30, 2005, of which options to purchase 397,500 shares were exercisable. In fiscal 2005, 2004 and 2003, there were 10,000, 10,000 and 8,000 options, respectively, exercised under the Director Plans at an average exercise price of $6.09, $3.13 and $2.75, respectively. No compensation expense has been recognized related to our Director stock based plans as all grants were made at exercise prices equal to or greater than the market price of the Company’s common stock at the date of grant.

At September 30, 2005, 12.3 million shares were reserved for issuance and 1.4 million shares were available for grant in connection with the Employee Plans and 910 thousand shares were reserved for issuance and 350 thousand shares were available for grant in connection with a Director Plan.

NOTE 10: EMPLOYEE BENEFIT PLANS

The Company has a non-contributory defined benefit pension plan covering substantially all U.S. employees who were employed on September 30, 1995. The benefits for this plan were based on the employees’ years of service and the employees’ compensation during the three years before retirement. The Company’s funding policy is consistent with the funding requirements of U.S. Federal employee benefit and tax laws. Effective December 31, 1995, the benefits under the Company’s pension plan were frozen. As a consequence, accrued benefits no longer change as a result of an employee’s length of service or compensation.

	(in thousands)
	Fiscal Year Ended September 30,
	2003	2004	2005
Change in benefit obligation:
Benefit obligations at beginning of year:	$17,587	$19,367	$19,667
Interest cost	1,122	1,139	1,114
Benefit paid	(678)	(859)	(832)
Actuarial (gain) loss	1,336	20	1,233

Benefit obligation at end of year	$19,367	$19,667	$21,182

Change in plan assets:
Fair value of plan assets at beginning of year:	$9,084	$12,398	$15,316
Actual return on plan assets	2,357	953	1,969
Employer contributions	1,635	2,824	1,524
Benefits paid	(678)	(859)	(832)

Fair value of plan assets at end of year	$12,398	$15,316	$17,977

Reconciliation of funded status:
Funded status	$(6,968)	$(4,351)	$(3,205)
Unrecognized actuarial loss	10,395	9,780	9,671

Net amount recognized at year-end	$3,427	$5,429	$6,466

Amount recognized in the statement of financial position consists of:
Accrued benefit liability	$(6,968)	$(4,351)	$(3,205)
Accumulated other comprehensive income/
Unrecognized net loss	10,395	9,780	9,671

Net amount recognized at year-end	$3,427	$5,429	$6,466

Components of net periodic benefit cost:
Interest Cost	$1,122	$1,139	$1,114
Expected return on plan assets	(751)	(1,072)	(1,262)
Recognized actuarial loss	865	754	636

Net periodic benefit cost	$1,236	$821	$488

Weighted-average assumptions as of September 30:
Discount rate	6.00%	6.00%	5.50%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensaton increase	*	*	*

*	Not applicable due to the December 31, 1995 benefit freeze

Detailed information regarding the Company’s defined benefit pension plan is as follows:

The Company’s pension plan weighted-average asset allocations at September 30, 2005 and 2004 by asset category were as follows:

	Plan Assets at September 30,
Asset Category:	2004	2005
Equity securities (1)	63%	66%
Debt securities	32%	32%
Other	5%	2%

	100%	100%

(1)	Equity securities include Kulicke and Soffa Industries, Inc. Common stock in the amounts of $791,000 (5%) and $1,558,750 (9%) at September 30, 2004 and 2005, respectively.

The Company has adopted an investment policy for its pension plan assets which emphasizes capital appreciation and, secondarily, dividend and interest income. The Company’s primary goal is to grow the pension plan’s assets for the benefit of the pension plan participants and their beneficiaries. To achieve this, the pension plan retains a professional investment advisor and invests pension plan assets in equity and fixed income securities. The Company’s investment policy permits investments in, but not limited to, mutual funds, common stocks, U.S. Government and Agency securities, preferred stock and money market funds and it prohibits investments in, but not limited to, private placements, limited partnerships, venture-Capital Investments and real-estate properties. The company’s investment policy also prohibits short selling and margin transactions. The Company has the following range of target mixes for these asset classes, which are readjusted quarterly, when an asset class weighting deviates from the target mix, with the goal of achieving the required return at a reasonable risk level:

Asset Category:	Target Mix Range(1)
Equity securities	40%	—	65%
Debt securities	60%	—	40%
Cash	0%		5%

	100%		100%

(1)	Actual mix may vary from the target mix due to the holding of temporary cash securities to meet short term plan obligations.

Discount rates are established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligations when due. The Company uses long-term historical actual return experiences with consideration to the investment mix of the pension plan’s assets and future estimates of long-term investment returns to develop its expected rate of return assumptions used in calculating the net periodic pension cost.

The Company contributed approximately $1.5 million (based on the market price at the time of contribution) in Company stock to the Plan in fiscal 2005, $2.8 million in fiscal 2004, and $1.0 million in fiscal 2003. In fiscal 2006, the Company expects to make a contribution of Company common stock of approximately 10% of the market value of assets at the time of the contribution. Employee contributions are neither required nor permitted.

Estimated future benefit payments for each of the next five fiscal years and the next five fiscal years in aggregate are as follows:

(in thousands)
Fiscal year ending:
September 30, 2006	$758
September 30, 2007	832
September 30, 2008	903
September 30, 2009	978
September 30, 2010	1,007
September 30, 2011 – September 30, 2015	5,632

The Company’s foreign subsidiaries have retirement plans that are integrated with and supplement the benefits provided by laws of the various countries. They are not required to report nor do they determine the actuarial present value of accumulated benefits or net assets available for plan benefits. On a consolidated basis, pension expense was $2.4 million, $1.9 million and $2.5 million, in fiscal 2005, 2004 and 2003, respectively.

The Company has a 401(k) Employee Incentive Savings Plan. This plan allows for employee contributions and matching Company contributions in varying percentages, depending on employee age and years of service, ranging from 50% to 175% of the employees’ contributions. The Company’s contributions under this plan totaled $2.1 million, $2.3 million and $2.2 million in fiscal 2005, 2004 and 2003, respectively, and were satisfied by contributions of shares of Company common stock, valued at the market price on the date of the matching contribution.

NOTE 11: INCOME TAXES

Income (loss) from continuing operations before income taxes consisted of the following:

	(in thousands)
	Fiscal Year Ended September 30,
	2003	2004	2005
United States operations	$(32,870)	$42,630	$10,690
Foreign operations	10,056	39,670	27,483

	$(22,814)	$82,300	$38,173

The provision for income taxes from continuing operations includes the following:

	(in thousands)
	Fiscal Year Ended September 30,
	2003	2004	2005
Current:
Federal	$497	$869	$282
State	—	995	10
Foreign	7,504	5,253	8,449
Deferred:
Federal	—	574	(3,233)
Foreign	—	(108)	(672)

	$8,001	$7,583	$4,836

The provision for income taxes for continuing operations differed from the amount computed by applying the statutory federal income tax rate as follows:

	(in thousands)
	Fiscal Year Ended September 30,
	2003	2004	2005
Computed income tax expense (benefit) based on U.S. statutory rate	$(7,985)	28,805	13,360
Effect of earnings of foreign subsidiaries subject to different tax rates	(1,680)	(1,993)	(2,914)
Benefits from Israeli and Singapore approved enterprise zones	706	(4,784)	(1,999)
Effect of permanent items	103	(1,089)	4,578
Benefits of net operating loss and tax credit carryforwards and changes in valuation allowance	(4,217)	(18,844)	(10,835)
Foreign dividends	19,600	3,912	617
State income tax expense	—	1,186	1,051
Other, net	1,474	390	978

	$8,001	$7,583	$4,836

Undistributed earnings of certain foreign subsidiaries for which taxes have not been provided approximate $56.2 million at September 30, 2005. Such undistributed earnings are considered to be indefinitely reinvested in foreign operations.

Undistributed earnings approximating $50.1 million are not considered to be indefinitely reinvested in foreign operations. While these earnings are not considered to be indefinitely reinvested in foreign operations, the Company does not intend to repatriate the earnings during its domestic net operating loss (“NOL”) carryforward period. Accordingly, as of September 30, 2005, deferred tax liabilities of $24.8, million including withholding taxes, have been provided. To the extent these earnings are repatriated before expiration of the domestic NOL carryforward period the ultimate liability could be lower.

On October 22, 2004 the U.S. Government passed the American Jobs Creation Act. The Act provides for certain tax benefits including but not limited to the reinvestment of foreign earnings in the United States. For fiscal 2006, we can elect, under the Act to apply an 85% dividends received deduction against certain dividends from controlled corporations, in which it is a U.S. shareholder. We have evaluated the potential benefit under the Act and concluded that we are unlikely to derive a material benefit.

Deferred income taxes are determined based on the differences between the financial reporting and tax basis of assets and liabilities as measured by the current tax rates.

The net deferred tax balance is composed of the tax effects of cumulative temporary differences, as follows:

	(in thousands)
	September 30,
	2004	2005
Inventory reserves	$3,352	$3,324
Warranty accrual	390	339
Other accruals and reserves	8,542	6,700
Revenue recognition	133	555
Valuation allowance	(11,425)	(9,313)

Total short-term deferred tax asset	$992	$1,605

Intangible assets	$11,098	$17,097
Domestic tax credit carryforwards	5,427	5,299
Domestic NOL carryforwards	82,000	85,028
Foreign NOL carryforwards	2,608	1,394
Minimum pension liability	3,422	3,384
Other	—	25

	104,555	112,227
Valuation allowance	(82,016)	(99,145)

Total long-term deferred tax asset (1)	$22,539	$13,082

Repatriation of foreign earnings, including foreign withholding taxes	$24,230	$24,847
Depreciable assets	4,158	2,485
Intangible assets	17,480	4,903
Prepaid expenses and other	2,221	3,181

Total long-term deferred tax liability	$48,089	$35,416

Net long-term deferred liability (1)	$25,550	$22,334

(1)	Included in other assets on the consolidated balance sheet are deferred tax assets of $410 thousand and $10 thousand at September 30, 2004 and 2005, respectively.

The Company has U.S. net operating loss carryforwards, state net operating loss carryforwards, and tax credit carryforwards of approximately $195.0 million, $290.6 million, and $5.3 million, respectively, that will reduce future taxable income. These carryforwards can be utilized in the future, prior to expiration of certain carryforwards in 2009 through 2024.

In the fourth quarter of fiscal 2002, as part of the income tax provision for the period, the Company recorded a charge of $65.3 million for the establishment of a valuation allowance against its deferred tax asset consisting primarily of U.S. net operating loss carryforwards. The Company determined that the valuation allowance was required based on its losses, which are given substantially more weight than forecasts of future profitability in the evaluation. No tax benefits were recorded in respect of U.S. net operating losses incurred during fiscal 2003. The Company established a valuation allowance of $12.1 million in fiscal 2003 against U.S. and foreign net operating losses. In fiscal 2004, the Company reversed the portion of its valuation allowance that was equal to U.S. taxable income. While the Company utilized approximately $11.2 million of its deferred tax asset relating to U.S. operating loss carryforwards in fiscal 2004, the Company had concluded that the prior year positive evidence did not outweigh the negative evidence of recent losses. In fiscal 2005, no tax benefits were recorded in respect of U.S. net operating losses incurred. The Company reduced the valuation allowance on U.S. net operating loss carryforwards by $3.9 million due to the planned repatriation of foreign earnings in fiscal 2006. Until the Company utilizes its remaining U.S. operating loss carryforwards or is reasonably assured of future utilization of the loss carryforwards, its income tax provision will reflect foreign taxation, state taxes, and U.S. alternative minimum tax.

The Company also has generated losses in certain foreign jurisdictions totaling approximately $15.3 million. Similar to the situation with the U.S. NOL’s, realization of the benefit associated with these foreign loss carryforwards cannot be assured and a full valuation allowance has been provided against the deferred tax assets associated with these carryforwards.

As a result of committing to certain capital investments and employment levels, income from operations in China, Singapore and Israel are subject to reduced tax rates, and in some cases are wholly exempt from taxes.

In China, we expect to benefit from a 100% tax holiday for five years commencing in the first year in which the Company earns taxable income and then a 50% tax holiday for an additional five years. In addition, the company is also benefiting from a 100% perpetual tax holiday in its Suzhou, China local jurisdiction. In connection with certain Singapore operations, we expect to benefit from a 100% tax holiday for 10 years effective February 1, 2000. In Israel, we expect to benefit from a reduced tax rate of 10% through fiscal 2008. As a result of these tax holidays, the Company has received tax benefits of approximately $12.0 million from fiscal 2002 through fiscal 2004.

NOTE 12: SEGMENT INFORMATION

The Company evaluates performance of its segments and allocates resources to them based on income from operations before interest, allocations of corporate expenses and income taxes. See Note 2 – Discontinued Operations for a discussion of the Company’s former test segment.

Beginning in fiscal year 2006, to align its external reporting with management’s internal reporting, the Company no longer includes “Corporate and Other” as a business segment. Costs previously presented separately for this segment, which primarily consisted of general corporate expenses, have been allocated to the Company’s two remaining business segments. The business segments information for fiscal 2003, 2004 and 2005 have been retrospectively adjusted to reflect this change.

The Company operates primarily in two industry segments: equipment and packaging materials. The equipment business segment designs, manufactures and markets capital equipment, and related spare parts for use in the semiconductor assembly process. The equipment segment also services, maintains, repairs, and upgrades assembly equipment. The packaging materials business segment designs, manufactures, and markets consumable packaging materials for use on the equipment the Company markets as well as on competitors’ equipment. The packaging materials products have different manufacturing processes, distribution channels and a less volatile revenue pattern than the Company’s capital equipment.

The table below presents information about reported segments:

	(in thousands)
Fiscal Year Ended September 30, 2005	Equipment Segment	Packaging Materials Segment	Consolidated
Net revenue	$201,608	$273,934	$475,542
Cost of sales	115,558	223,903	339,461

Gross profit	86,050	50,031	136,081
Operating expenses	65,606	30,724	96,330

Income from continuing operations	$20,444	$19,307	$39,751

Segment assets	$124,368	$220,924	$345,292
Capital expenditures	2,083	5,705	7,788
Depreciation expense	6,720	4,504	11,224

Fiscal Year Ended September 30, 2004	Equipment Segment	Packaging Materials Segment	Consolidated
Net revenue	$361,244	$234,690	$595,934
Cost of sales	208,616	182,593	391,209

Gross profit	152,628	52,097	204,725
Operating expenses	76,159	26,399	102,558

Income from continuing operations	$76,469	$25,698	$102,167

Segment assets	$147,079	$177,416	$324,495
Capital expenditures	5,359	4,448	9,807
Depreciation expense	7,403	4,437	11,840

Fiscal Year Ended September 30, 2003	Equipment Segment	Packaging Materials Segment	Consolidated
Net revenue	$198,447	$174,606	$373,053
Cost of sales	129,092	132,779	261,871

Gross profit	69,355	41,827	111,182
Operating expenses	85,609	31,896	117,505

Income (loss) from continuing operations	$(16,254)	$9,931	$(6,323)

Segment assets	$135,811	$134,482	$270,293
Capital expenditures	1,442	4.632	6,074
Depreciation expense	7,909	5,964	13,873

The Company’s market for its products is worldwide. The table below presents destination sales to unaffiliated customers and long-lived assets by country:

	(in thousands)
Fiscal year ended September 30, 2005	Destination Sales	Long-lived Assets (1)
Taiwan	$129,463	$431
Malaysia	81,007	577
Korea	51,673	18
Singapore	36,823	6,304
China	31,933	8,856
Philippines	24,175	10
United States	24,001	39,571
Malta	19,605	—
Japan	16,793	8
Hong Kong	13,356	31
Israel	728	5,397
All other	45,985	909

	$475,542	$62,112

Fiscal year ended September 30, 2004	Destination Sales	Long-lived Assets (1)
Taiwan	$172,205	$575
Malaysia	86,165	9
Korea	70,695	26
Singapore	67,146	8,175
Japan	33,159	79
United States	29,101	44,581
China	28,884	3,625
Hong Kong	23,037	12
Philippines	15,428	7
Israel	369	7,055
All other	69,745	1,117

	$595,934	$65,261

Fiscal year ended September 30, 2003	Destination Sales	Long-lived Assets (1)
Taiwan	$91,798	$729
Malaysia	55,875	9
Singapore	43,014	5
Korea	40,847	8,393
United States	26,981	45,528
Japan	22,839	2
Philippines	16,004	3,804
Hong Kong	14,973	23
China	12,133	239
Israel	780	7,316
All other	47,809	1,346

	$373,053	$67,394

(1)	Goodwill, Intangible Assets and Property, Plant and Equipment, net.

NOTE 13: OTHER FINANCIAL DATA

In fiscal 2005 and 2004, the Company recorded in Selling, General and Administrative expenses incentive compensation of $1.6 million and $7.9 million, respectively. The Company recorded no incentive compensation expense in fiscal 2003. Maintenance and repairs expense totaled $1.5 million, $1.1 million and $1.3 million for fiscal 2005, 2004 and 2003, respectively. Warranty and retrofit expense was $1.8 million, $3.1 million and $2.5 million for fiscal 2005, 2004 and 2003, respectively. Rent expense for fiscal 2005, 2004 and 2003 was $4.4 million, $4.8 million and $6.8 million, respectively.

NOTE 14: EARNINGS PER SHARE

Basic net income (loss) per share (“EPS”) is calculated using the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net income (loss) per share assumes the exercise of stock options and the conversion of convertible securities to common shares unless the inclusion of these will have an anti-dilutive impact on net income (loss) per share. In addition, in computing diluted net income (loss) per share, if convertible securities are assumed to be converted to common shares, the after-tax amount of interest expense recognized in the period associated with the convertible securities is added back to net income. In fiscal 2004, $5.2 million of interest expense, related to the convertible subordinated notes, was added to the Company’s net income to determine the numerator for the diluted earnings per share calculation. In fiscal 2003 and 2005, the exercise of stock options and the conversion of the convertible subordinated notes were not assumed since their conversion to common shares would have an anti-dilutive effect due to the Company’s net loss position.

A reconciliation of weighted average shares outstanding – basic to the weighted average shares outstanding-diluted appears below:

	(shares in thousands)
	Fiscal Year Ended September 30,
	2003	2004	2005
Weighted average shares outstanding - Basic	49,695	50,746	51,619
Potentially dilutive securities:
Stock options	*	1,418	898
1% Convertible subordinated notes	NA	1,286	5,062
1/2% Convertible subordinated notes	NA	8,509	10,083
5 1/4% Convertible subordinated notes	*	4,806	NA
4 3/4 % Convertible sunordinated notes	*	1,817	NA

Weighted average shares outstanding - Diluted	49,695	68,582	67,662

*	Due to the Company’s net losses in fiscal 2003, potentially dilutive securities were deemed to be anti-dilutive for the period. The weighted average number of shares for potentially dilutive securities (convertible notes and employee and director stock options) excluded for fiscal 2003 was 14.9 million.

NOTE 15: GUARANTOR OBLIGATIONS, COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

Guarantor Obligations

The Company has issued standby letters of credit for employee benefit programs and a customs bond. The Company’s wire subsidiary has issued a guarantee for payment under its gold supply financing arrangement. The guarantee for the gold supply financing arrangement is secured by the assets of the Company’s wire manufacturing subsidiary and contains certain financial covenants relating to the subsidiary’s net worth, ratio of total liabilities to net worth, ratio of EBITDA to interest expense and ratio of current assets to current liabilities. The Company was in compliance with all gold supply financing arrangement covenants in fiscal 2004 and 2005.

The table below identifies the guarantees under the standby letters of credit as of September 30, 2005:

		(in thousands)
Nature of guarantee	Term of guarantee	Maximum obligation under guarantee
Security for the Company’s gold financing arrangement	Expires June 2006	$17,000
Security deposit for payment of employee health benefits	Expires June 2006	1,170
Security deposit for payment of employee worker compensation benefits	Expires October 2005 and July 2006	1,910
Security deposit for customs bond	Expires July 2006	100

		$20,180

The Company’s products are generally shipped with a one-year warranty against manufacturing defects and the Company does not offer extended warranties in the normal course of its business. The Company establishes reserves for estimated warranty expense when revenue for the related product is recognized. The reserve for estimated warranty expense is based upon historical experience and management estimates of future expenses.

The table below details the activity related to the Company’s reserve for product warranties which is included in accrued expenses in the balance sheet at September 30, 2003, 2004 and 2005:

	(in thousands)
	September 30,
	2003	2004	2005
Reserve for product warranty at beginning of year	$837	$1,008	$956
Provision for product warranty	2,477	3,092	1,744
Product warranty	(2,306)	(3,144)	(1,847)

Reserve for product warranty at end of year	$1,008	$956	$853

Commitments and Contingencies

The Company orders inventory components in the normal course of its business. A portion of these orders are non-cancelable and a portion have varying penalties and charges in the event of cancellation. The total amount of the Company’s inventory purchase commitments, which do not appear on its balance sheet, as of September 30, 2005 was $71.6 million (includes $70.2 million from continuing operations and $1.4 million from discontinued operations).

The Company has obligations under various operating leases, primarily for manufacturing and office facilities, which expire periodically through 2017. Minimum rental commitments for continuing operations under these leases (excluding taxes, insurance, maintenance and repairs, which are also paid by the Company), are as follows: $4.5 million in fiscal 2006; $3.2 million in fiscal 2007; $2.9 million in fiscal 2008; $1.8 million in fiscal 2009 and 2010; and $14.2 million thereafter.

In September 2004, the tax authority in Singapore notified the Company that it believes Goods and Services Tax (“GST”) in the amount of $3.3 million is owed on the return of gold scrap to the Company’s former gold supplier over the period from 1998 to 2004. The Company does not agree with this assessment and has filed an objection. Discussions between the Company and the Singapore tax authority are ongoing. In event the Company is unsuccessful in its objection and subsequent appeal, if necessary, the Company believes it will recover the cost from its former gold supplier. For these reasons, no accrual for this contingency has been included in the Company’s financial statements. The Company believes that resolution of this matter may take two to three years.

From time to time, third parties assert that the Company is, or may be, infringing or misappropriating their intellectual property rights. In such cases, the Company will defend against claims or attempt to negotiate licenses where considered appropriate. In addition, some of the Company’s customers are parties to litigation brought by the Lemelson Medical, Education and Research Foundation Limited Partnership (the “Lemelson Foundation”), in which the Lemelson Foundation claims that certain manufacturing processes used by those customers infringe patents held by the Lemelson Foundation. The Company has never been named a party to any such litigation. Some customers have requested that the Company indemnify them to the extent their liability for these claims arises from use of the Company’s equipment. The Company does not believe that products sold by it infringe valid Lemelson patents. If a claim for contribution was brought against the Company, the Company believes it would have valid defenses to assert and also would have rights to contribution and claims against the Company’s suppliers. The Company has not incurred any material liability with respect to the Lemelson claims or any other pending intellectual property claim and the Company does not believe that these claims will materially and adversely affect the Company’s business, financial condition or operating results. The ultimate outcome of any infringement or misappropriation claim that might be made, however, is uncertain and the Company cannot assure you that the resolution of any such claim will not materially and adversely affect the Company’s business, financial condition and operating results.

Concentrations

Sales to a relatively small number of customers account for a significant percentage of the Company’s net sales. In fiscal 2005, sales to Advanced Semiconductor Engineering and ST Microelectronics accounted for 15% and 12%, respectively, of the Company’s net sales. In fiscal 2004, sales to Advanced Semiconductor Engineering accounted for 19% of the Company’s net sales. The Company expects that sales of its products to a limited number of customers will continue to account for a high percentage of net sales for the foreseeable future. At September 30, 2005 Advanced Semiconductor Engineering and Siliconware Precision Industries accounted for 15% and 14%, respectively of total accounts receivable. At September 30, 2004, Advanced Semiconductor Engineering accounted for 19% of total accounts receivable. No other customer accounted for more than 10% of total accounts receivable at September 30, 2005 and 2004. The reduction or loss of orders from a significant customer could adversely affect the Company’s business, financial condition, operating results and cash flows.

The Company relies on subcontractors to manufacture to the Company’s specifications many of the components or subassemblies used in its products. Certain of the Company’s products require components or parts of an exceptionally high degree of reliability, accuracy and performance for which there are only a limited number of suppliers or for which a single supplier has been accepted by the Company as a qualified supplier.

NOTE 16: SELECTED QUARTERLY FINANCIAL DATA (unaudited)

Financial information pertaining to quarterly results of operations follows:

	(in thousands, except per share amounts)
Fiscal Year ended September 30, 2005:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net revenue	$93,367	$102,601	$117,601	$161,973	$475,542
Gross profit	24,866	27,939	32,497	50,779	136,081
Income from operations (1)	2,145	4,076	9,426	24,104	39,751

Income from continuing operations before income taxes	1,748	3,596	9,021	23,808	38,173
Provision (benefit) for income taxes	1,966	1,356	(1,733)	3,247	4,836

Income (loss) from continuing operations	(218)	2,240	10,754	20,561	33,337
Loss from Discontinued Operations (2)	(6,973)	(9,913)	(112,595)	(7,938)	(137,419)

Net income (loss)	$(7,191)	$(7,673)	$(101,841)	$12,623	$(104,082)

Income per share from continuing operations, net of tax: (3)
Basic	$(0.00)	$0.04	$0.21	$0.40	$0.65
Diluted	$(0.00)	$0.04	$0.17	$0.31	$0.52

Loss per share from discontinued operations: (3)
Basic	$(0.14)	$(0.19)	$(2.18)	$(0.16)	$(2.67)
Diluted	$(0.14)	$(0.15)	$(1.67)	$(0.12)	$(2.03)

Net income (loss) per share: (3)
Basic	$(0.14)	$(0.15)	$(1.97)	$0.24	$(2.02)
Diluted	$(0.14)	$(0.11)	$(1.50)	$0.19	$(1.51)

Fiscal Year ended September 30, 2004:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net revenue	$130,588	$191,530	$157,472	$116,344	$595,934
Gross profit	43,452	71,068	53,814	36,391	204,725
Income from operations (1)	17,920	44,405	27,667	12,175	102,167

Income from continuing operations before income taxes	7,543	41,658	23,926	9,173	82,300
Provision for income taxes	1,369	1,552	2,896	1,766	7,583

Income (loss) from continuing operations	6,174	40,106	21,030	7,407	74,717
Income (loss) from discontinued operations, net of tax	(5,427)	(10,985)	1,651	(4,076)	(18,837)

Net income	$747	$29,121	$22,681	$3,331	$55,880

Income per share from continuing operations: (3)
Basic	$0.12	$0.79	$0.41	$0.15	$1.47
Diluted	$0.11	$0.60	$0.32	$0.11	$1.17

Loss per share from discontinued operations: (3)
Basic	$(0.11)	$(0.21)	$0.04	$(0.08)	$(0.37)
Diluted	$(0.10)	$(0.16)	$0.03	$(0.06)	$(0.28)

Net income per share: (3)
Basic	$0.01	$0.58	$0.45	$0.07	$1.10
Diluted	$0.01	$0.44	$0.35	$0.05	$0.89

(1)	Represents net sales less costs and expenses but before net interest expense and other income.
(2)	Reflects the Company’s test business and includes goodwill and intangible asset impairment charges of $100.6 million in the third quarter of fiscal 2005.
(3)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in weighted average share calculations.

KULICKE AND SOFFA INDUSTRIES, INC.

Schedule II-Valuation and Qualifying Accounts

(in thousands)

The valuation and qualifying accounts presented below reflect accounts and activity from continuing operations. See Note 2 - Discontinued Operations for a discussion on the Company’s discontinued operations.

	Balance at beginning of period	Charged to costs and expenses		Other Additions		Deductions		Balance at end of period
Year ended September 30, 2003
Allowance for doubtful accounts	$5,001	$189		$—		$196	(1)	$4,994

Inventory reserve	$19,804	$(308)		$(2,930	)(4)	$4,272	(2)	$12,294

Valuation allowance for deferred taxes	$86,749	$13,979	(3)	$—		$—		$100,728

Year ended September 30, 2004
Allowance for doubtful accounts	$4,994	$(970)		$—		$1,002	(1)	$3,022

Inventory reserve	$12,294	$1,444		$—		$3,848	(2)	$9,890

Valuation allowance for deferred taxes	$100,728	$(11,185	)(5)	$10,400	(6)	$6,503	(7)	$93,440

Year ended September 30, 2005
Allowance for doubtful accounts	$3,022	$(589)		$—		$347	(1)	$2,086

Inventory reserve	$9,890	$2,699		$—		$3,201	(2)	$9,388

Valuation allowance for deferred taxes	$93,440	$15,018	(8)	$—		$—		$108,458

(1)	Bad debts written off.
(2)	Disposal of excess and obsolete inventory.
(3)	Reflects the increase in the valuation allowance associated with the Company’s U.S. net operating losses and tax credit carryforwards.
(4)	Reflects the sales of the assets of the Company’s sawing and hub blades products lines.
(5)	Reflects the decrease in the valuation allowance associated with the Company’s U.S. net operating losses.
(6)	Reflects adjustment of cumulative timing differences.
(7)	Reflects adjustment associated with the Company’s foreign net operating losses.
(8)	Reflects the increase in valuation allowance primarily associated with the Company’s U.S. net operating losses and cumulative timing differences.